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                                                                    EXHIBIT 99.1

[LOGO]                                             News Release
                                                   Contact:
                                                   Mr. Charles F. Willes,
                                                   Chief Financial Officer
                                                   Ms. Maureen Murnane,
                                                   Investor Relations
                                                   PHONE: 847-391-9492
                                                   INTERNET: iscoir@iscointl.com


               ISCO INTERNATIONAL REPORTS 2000 FINANCIAL RESULTS,
           RECEIVES CLEAN AUDIT OPINION, OBTAINS FINANCING COMMITMENT

    MT. PROSPECT, Ill., Mar. 21 /PRNewswire/ -- ISCO INTERNATIONAL (OTC: ISCO:
OB), a leading supplier of interference-management solutions for the wireless telecommunications industry, today reported financial results for the fourth quarter 2000 and for fiscal year 2000. All financial results presented are on a consolidated basis and include the financial performance of Spectral Solutions, Inc. ("SSI") since the date of its acquisition, August 8, 2000, and the Adaptive Notch Filter ("ANF") division of Lockheed Martin Canada since the date of its acquisition, December 21, 2000.

Financial Results:

    ISCO reported consolidated net revenues of $287,000 for the quarter ending December 31, 2000 versus $453,000 during the comparable period of 1999. Net revenues for fiscal year 2000 were $496,000 versus $2,409,000 for the same 12-month period in 1999. All revenues resulted from commercial product sales and not from government research contracts.

    The consolidated operating loss for fiscal year 2000 was $13,276,000, versus $9,471,000 for the same period in 1999. The increased consolidated net operating loss was primarily due to lower revenue. The Company's strategic focus on 3rd Generation wireless systems in Asia has resulted in increased R&D spending and increased business development expenses without an immediate revenue impact. The Company's attempt at broadening its product offerings with the acquisitions of SSI and ANF resulted in an increase in goodwill amortization. Other items that impacted the increased net operating loss included the recognition of non-cash compensation expense due to the recent adoption by the Company of FASB Interpretation No. 44 and an increase in professional fees related, in part, to the extended proxy solicitation and two acquisitions during 2000.

    The consolidated net loss for fiscal 2000 was $18,796,000. For 1999, ISCO reported a consolidated net loss of $22,716,000. Consolidated net loss on a per-


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share basis was $0.57 per share for fiscal 2000 and $1.77 per share for the comparable period in 1999. The weighted-average number of shares outstanding increased from 12,841,000 to 33,037,000 for the years ending December 31, 1999 and December 31, 2000, respectively. The increase in shares outstanding is a result of the conversion of all the Company's senior convertible notes into common shares, the exercise of warrants and options, and the issuance of six million shares in the two acquisitions.

Financing Commitment:

    ISCO also announced that it has obtained a $20 million equity line commitment from a financial institution. This equity line, pursuant to which ISCO has the right but not the obligation to draw upon during the next 24 months, would allow ISCO to sell its common stock to the investor at a 6% discount to then-prevailing market prices. ISCO has no immediate need to utilize this commitment. Details of this financing will be filed by the Company with its upcoming Annual Report on Form 10-K.

Clean Audit Opinion:

    "We have worked very hard at restoring ISCO to financial health," stated George Calhoun, CEO of ISCO. "Today, I am proud to announce that our efforts have begun to pay off. For the first time in several years, we have received a clean audit opinion, without a going-concern qualification. Today, ISCO is debt-free, other than a short-term advance against the substantial litigation settlement ($20 million, less legal fees and expenses) expected to be received during April and May, subject to court approval. In addition, the Company's $20 million equity line will give us an added capital resource to draw upon either opportunistically or should the need arise.

    "These financial steps parallel the important progress we have made with both product-development and marketing, for 2G, 2.5G and 3G markets. The telecom infrastructure industry has long lead-times for orders, and 2.5G and 3G networks are just beginning to be built. Our strategy is to put into place the building blocks for success - higher-performance, smaller, less costly products; partnerships with strong manufacturing, marketing and technology partners; constructive, technically sound engagement with the market; and a strong position in intellectual property. ISCO has been taking these steps, and we are optimistic that in the course of the current year we will begin to see them bear fruit."

    Illinois Superconductor Corporation is a leading supplier of interference management solutions for the wireless telecommunications industry and is the industry leader in the commercialization of high temperature superconducting technology for the wireless telecommunications industry. ISCO develops, manufactures, and markets radio frequency (RF) products to enhance the quality and capacity of cellular telephone, personal communications services (PCS) and other wireless services and systems.


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    ISCO offers the broadest range of interference management solutions in the industry. It offers the only patented product in the world that suppresses in-band interference within 20 milliseconds. The company offers the widest range of configurations for HTS out-of-band interference solutions that support cellular, PCS and 3G systems. Its products include the smallest HTS filter systems on the market today, as well as the only failure-proof all-temperature HTS filter architecture, our patented ATP(TM) system. ISCO has sold more than 300 systems worldwide and has on-going field trials with domestic and international service providers. ISCO is also developing ultra-high-performance superconducting front-end products, including both transmitter and receiver products for emerging third generation (3G) wireless systems. 3G wireless systems are expected to replace current wireless systems over the next several years.

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain "forward-looking statements" that reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: the possibility that the court will not approve the proposed settlements; market acceptance of the Company's technology; the spending patterns of wireless network operators in connection with the build out of 3G wireless systems; the Company's ability to obtain additional financing in the near future; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; the adverse effects on liquidity of the Company's common stock because of its de-listing from the NASDAQ National Market in June 1999; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year-ended December 31, 2000. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.


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                                                   Twelve Months Ended
                                                 Dec. 31,       Dec. 31,
                                                  2000            1999
                                                        AUDITED

Net sales                                   $    496,000    $  2,409,000
Costs and expenses:
  Cost of sales                                2,673,000       5,923,000
  Research and development                     3,188,000       1,757,000
  Selling and marketing                        1,240,000       1,582,000
  General and administrative                   6,672,000       2,618,000
Total costs and expenses                      13,772,000      11,880,000
Operating loss                              $(13,276,000)   $ (9,471,000)
Other income (expense):
  Interest income                                175,000          98,000
  Non-cash interest expense on Senior
   convertible notes                          (5,632,000)    (12,608,000)
  Other interest expense                         (19,000)        (26,000)
  Other income, net                              (16,000)         37,000
Total other income (expense)                $ (5,492,000)   $(12,500,000)
Loss before extraordinary item              $(18,768,000)   $(21,971,000)
Extraordinary item --
  debt extinguishment                            (28,000)       (745,000)
Net loss                                    $(18,796,000)   $(22,716,000)
Basic and diluted loss per common
   share before extraordinary item          $      (0.57)   $      (1.71)
Extraordinary item -- debt extinguishment
  Basic and diluted loss per common share   $      (0.57)   $      (1.77)
Weighted average number of common
   shares outstanding                         33,037,000      12,841,000




SOURCE  Illinois Superconductor Corporation 10K Annual Report.
Web site:  http://www.iscointl.com